                             CONSULTING AGREEMENT
                             --------------------

     Consulting Agreement (this "Agreement"), dated this 31st day of December, 1996, by and between Bernard Chaus, Inc. (the "Company"), a New York corporation and Michael Winter (the "Consultant").


                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Consultant is currently a party to an Employment Agreement with the Company, dated December 14, 1995 (the "Employment Agreement"); and

     WHEREAS, the Consultant intends to resign as an employee under the Employment Agreement and the Company desires to retain the Consultant as a consultant to the Company as provided in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

     1. RESIGNATION FROM EMPLOYMENT; TERMINATION OF EMPLOYMENT AGREEMENT.

     Effective as of January 1, 1997, the Consultant resigns from his position as President - Nautica Division and shall cease to be an employee of the Company as of that date and the Employment Agreement is hereby terminated as of such date. No covenants shall survive the termination of the Employment Agreement, including without limitation non-compete, non-solicitation and confidentiality covenants. The termination shall be deemed by mutual consent. From and after the date of commencement of the Term hereof, the rights and obligations of the parties shall be governed by this Agreement.

     2. TERM. This Agreement shall commence on January 1, 1997 and shall terminate on September 30, 1997 (the "Term").

     3. SERVICES.

     (a) The Consultant agrees that during the Term, he will serve as a consultant to the Company and in such capacity, perform such services as the Chief Executive Officer or the Board of Directors of the Company may, from time to time, reasonably request in connection with the marketing, merchandising and sales of the Nautica Division of the Company and such other projects as are mutually agreed to by the Consultant and the Company. The Consultant shall report to the Chief Executive Officer of the Company. The Consultant shall be available at such times and places as are reasonably requested by the Company.

     (b) The Consultant shall devote as much time to the performance of his obligations hereunder as reasonably required, in the judgement of the Chief Executive Officer in consultation with the Consultant, to the business and commercial success of the Company; provided, however, that nothing contained herein shall prevent the Consultant from accepting another engagement or full-time position and the Consultant shall be permitted to perform the services required hereunder in a manner which does not interfere with his ability to fulfill the commitments of such other engagement or position.

     (c) The Consultant shall not be required to travel in connection with his services to be performed hereunder.

     4. COMPENSATION AND BENEFITS.

     In consideration of the services provided by the Consultant hereunder, the Company shall pay the Consultant compensation of $41,666 per calendar month, payable on the fifteenth day of each calendar month, if such day is a business day in the State of New York, otherwise on the next business day thereafter, during the Term of this Agreement. It is hereby agreed that, notwithstanding anything herein to the contrary, each monthly payment to be made by the Company to the Consultant shall be decreased by $656.48 to reimburse the Company for certain personal expenses of the Consultant which were previously advanced by the Company, less all monies owed by the Company to the Consultant, the net aggregate sum of which is $5908.32. Each monthly payment to be made hereunder shall be in the amount of $41,009.52.

     5. OTHER EMPLOYMENT.

     (a) The Consultant shall be free to render full-time or part-time advisory, consultant or any other professional services to other employers, whether as an employee, consultant or otherwise.

     (b) Any compensation the Consultant receives from such other employment or consultancy services shall not be offset against the payments to be made to the Consultant by the Company hereunder.

     6. BENEFITS.

     (a) Pursuant to the requirements of COBRA, the Consultant's covered dependents, if any, are eligible to continue health insurance coverage for eighteen (18) months from the date of the Consultant's resignation of employment from the Company. The Company shall bear the Consultant's COBRA expense during the Term hereof. After the Term hereof, the Consultant, at his sole expense, which is currently approximately $469.70 per month, shall be eligible to continue COBRA coverage for the remaining nine (9) months. The Consultant hereby acknowledges that he has received the requisite COBRA information and is hereby electing to continue his health coverage with the Company until he revokes such election by providing the Company with reasonable prior written notice of such revocation.

    (b) The Consultant shall have thirty (30) days from the termination of this Agreement (i.e., until October 31, 1997) to exercise his 125,000 vested stock options ("Options") granted to him pursuant to the Company's 1986 Stock Option Plan, as amended (the "Option Plan") and his Employment Agreement. The exercise price is in the agreement(s) evidencing the grant of such Options. Should the Consultant wish to exercise such Options, the

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 Consultant should contact Wayne S. Miller.

     (c) The remaining 375,000 of the Consultant's Options which will not have vested in accordance with the Option Plan on or before September 30, 1997, shall be forfeited on such date.

     7. CERTAIN COVENANTS

      (a) Confidentiality


     The Consultant agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as herein defined) pertaining to the business of the Company except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of the Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements.

     (b) Non-Solicitation.

     The Consultant agrees that during the Term and for a period of nine
(9) months thereafter, without the prior written consent of the Company, he shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who was employed by the Company at any time during the one (1) year period immediately preceding such date of hiring or solicitation by the Consultant.

     (c) Nondisparagement

     The Consultant and the Company each agree that, except as may be required by law, neither will at any time in the future, either directly or indirectly, engage in, any Disparaging Conduct. For purposes of this Agreement, "Disparaging Conduct" shall mean the publication by the Consultant or the Company, orally or in writing, of any negative or disparaging statements, comments, or remarks regarding the other or in the case of the Company, any of its respective subsidiaries, affiliates, directors, officers, or employees, as the case may be.

     The Company shall issue a press release (the "Press Release"), substantially in the form of Exhibit A hereto, in connection with the Consultant's resignation. The Company shall provide a letter of reference (the "Letter of Reference") for the Consultant, substantially in the form of Exhibit B hereto. In responding to inquiries regarding Mr. Winter's employment, the

Company shall make statements consistent with the Press Release and the Letter of Reference.

     (d) Confidentiality of Agreement

     The Consultant and the Company (other than as required as a matter of public disclosure under the securities laws) each agree not to disclose the terms of this Agreement or to otherwise provide a copy of this Agreement to anyone (other than to professional advisors and as may be required by applicable law and the Consultant's new employer should such employer request a copy hereof.)

     (e) Acknowledgments Respecting Confidentiality, Nondisparagement and

         Nonsolicitation Covenants

     With respect to the covenants made by the Consultant and the Company and set forth in this Section (individually a "Covenant" or collectively the "Covenants"), the Consultant and the Company each acknowledge and agree that:

               (i) the Covenants are in addition to any rights they may have at law or at equity; and

               (ii) the Covenants are reasonable Covenants under the circumstances, and if, in the opinion of any court of competent jurisdiction, any Covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such Covenant as to the court shall appear not reasonable and to enforce (A) the remainder of the Covenant as so amended and (B) the other Covenants. Each agrees that any breach of any Covenant contained in this Section 7 would irreparably injure the non-breaching party. Accordingly, each agrees that the non-breaching party, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the breaching party from any court having jurisdiction over the matter, restraining any further violation of this Section 7.

     8. INDEPENDENT CONTRACTOR. The relationship of the Consultant to the Company established by this Agreement is that of an independent contractor, and nothing contained in this Agreement shall be construed to: (a) give the Consultant the power to (i) direct or control any activities of the Company, or (ii) create or assume any obligation on behalf of the Company for any purpose whatsoever; (b) constitute the Consultant as an employee of the Company or entitle the Consultant to participate in any employee benefit plans or fringe benefit plans made available to the Company's employees; or (c) constitute the Consultant as an agent of the Company.

     9. RETURN OF DOCUMENTS.

     (a) Promptly following execution of this Agreement, the Consultant shall immediately deliver to the Company all plans, designs, drawings, specifications, listings, manuals, memoranda, projections, minutes, records, notebooks, computer programs and similar repositories of or containing Confidential Information, including all copies, then in the

Consultant's possession or control or available from persons outside the Company receiving such documents from the Consultant, whether prepared by the Consultant or others. At such time, the Consultant shall not retain any copies or abstracts of any such documents.

     (b) Promptly upon termination of this Agreement, the Consultant shall immediately deliver to the Company all plans, designs, drawings, specifications, listings, manuals, memoranda, projections, minutes, records, notebooks, computer programs and similar repositories of or containing Confidential Information, including all copies, then in the Consultant's possession or control or available from persons outside the Company receiving such documents from the Consultant, whether prepared by the Consultant or others. Upon such termination, the Consultant shall not retain any copies or abstracts of any such documents.

       10. NOTICES. For the purposes of this Agreement, notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

        11. SUCCESSORS AND ASSIGNS.

        (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the term the "Company" as used herein shall include its successors and assigns. The terms "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

        (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, his heirs, beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of the Consultant, his heirs, beneficiaries and legal personal representatives.

          12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by any party hereto at any time of any breach by any other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by any party which is not expressly set forth in this Agreement.

          13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflict of law principles thereof.

          14. SEVERABILITY. The provision of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          15. ENTIRE AGREEMENT AND EFFECT ON OTHER AGREEMENTS. This Agreement constitutes the entirety of the agreement between the parties, and supersedes all prior agreements, understandings and arrangements, oral or written (including the Employment Agreement), between the parties on the subject matter hereof. The payments and benefits provided to the Consultant under this Agreement are in lieu of all other salary or benefit continuation benefits to which the Consultant may otherwise be entitled under all other agreements, plans, policies, practices and arrangements (including the Employment Agreement).

          16. SURVIVAL. The provisions of Sections 7, 9, 10, 11, 12 13, 14, 15 and 16, shall survive the termination of this Agreement.

          17. NO ADMISSION. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or

          18. TAXES. The parties acknowledge and agree that the Company will not and shall not be obligated to make, and that it is the sole responsibility of the Consultant to make, all periodic filings and payments required to be made in connection with withholding taxes, estimated taxes or any other federal, state or local taxes, payments or filings required to be made or paid in connection with the monthly payments made to the Consultant hereunder.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Consultant has executed this Agreement as of the date set forth above.

                               BERNARD CHAUS, INC.


                                    By:/s/ Andrew Grossman
                                    Name:  Andrew Grossman
                                    Title: Chief Executive Officer and Office
                                           of the Chairman



                                       /s/ Michael Winter
                                           Michael Winter

                                   EXHIBIT A
                                   ---------

                                 PRESS RELEASE
                                 -------------

The Company announced that Mr. Winter has resigned from his position as President of the Nautica division, effective as of December 31, in order to form a consulting firm. Mr. Grossman will be assuming the day-to-day operations of the Nautica division. During the transition period, Mr. Winter will be acting as a consultant to the Company.

                                   EXHIBIT B
                                   ---------

                          FORM OF LETTER OF REFERENCE
                          ---------------------------




                             Bernard Chaus, Inc.
                                1410 Broadway
                             New York, N.Y. 10018




                                    [Date]



[Name of Prospective Employer]
[Address of Prospective Employer]


     Re:    Michael Winter
            --------------


Dear [Name of Contact at Prospective Employer]:


     It is our understanding that Michael Winter is being considered for a position with your company. He has asked that we provide you with a letter of reference. Mr. Winter is an experienced and dedicated executive. He worked very hard for our organization and brought his talents and energy to bear in participating in launching the Nautica women's wear division and in the overall operation of the business of Bernard Chaus, Inc. During his tenure, Mr. Winter hired and helped to build a strong support staff and developed and cultivated important industry relationships. Mr. Winter left our organization voluntarily to form a consulting firm. His departure was amicable. We wish him well in his future endeavors.




                                            BERNARD CHAUS, INC.


                                            By:____________________
                                               Name:
                                               Title: